Exhibit 3.23
STATE OF SOUTH CAROLINA
SECRETARY OF STATE
CONVERSION OF A CORPORATION
TO A LIMITED LIABILITY COMPANY
ARTICLES OF ORGANIZATION
BIOPSY DIAGNOSTICS, LLC
     The following corporation hereby converts to a limited liability company pursuant to the provisions of Section 33-11-111 and Section 33-11-112 of the 1976 South Carolina Code of Laws, as amended, by filing these articles of organization.
1.	Name and Former Corporate Name. The name of the limited liability company is Biopsy Diagnostics, LLC. The former name of this limited liability company while a corporation was Biopsy Diagnostics, PC.

2.	Initial Designated Office. The initial designated office of the limited liability company is 122 Riverwalk Boulevard, Suite 3A, Ridgeland, South Carolina 29936.

3.	Registered Office. The initial agent for service of process of the limited liability company is CT Corporation System, and the street address in South Carolina for its initial agent for service of process is 2 Office Park Court, Suite 103, Columbia, South Carolina 29223.

4.	Organizer. The name and address of the sole organizer is:
Peter F. White, M.D.
122 Riverwalk Boulevard, Suite 3A,
Ridgeland, South Carolina 29936
5.	No Term. The limited liability company shall not be a term company.

6.	No Managers. The management of the limited liability company shall not be vested in a manager or managers.

7.	No Personal Liability. The members of the company are not to be liable for it debts and obligations under Section 33-44-303(c) of the South Carolina Code, as amended.

8.	Shareholder Approval.
a.	The number of votes by the shareholders (entitled to vote) which were cast “for” the conversion was: 100,000 (out of 100,000 shares issued and outstanding).

b.	The number of votes by the shareholders (entitled to vote) which were cast “against” the conversion was: 0
9.	Effective Date. These articles will be effective upon filing.

10.	Cancellation of Articles. The articles of incorporation, as amended, of Biopsy Diagnostics, PC will be cancelled as of the effective date of this filing.

11.	Optional Provisions. Set forth any other provisions not inconsistent with law which the organizers determine to include, including any provisions that are required or are permitted to be set forth in the limited liability company operating agreement. None.

10.	Signature of Organizer.

/s/ Peter F. White
Peter F. White, M.D.
Organizer

Date: October 7, 2010